EXHIBIT 99.1

For release:  February 5, 2008

Contact:  Gerald Coggin, Sr. V.P. Investor Relations

Phone:  (615) 890-2020

NHC SELECTED TO MANAGE McKENDREE VILLAGE

Murfreesboro, Tenn. – National HealthCare Corporation (AMEX:  NHC), (AMEX:  NHC.PR.A), one of the nation’s leading operators of senior care services, announced today that it has reached a management agreement with McKendree Village, Inc. effective February 1. For the past several weeks, NHC has assisted the leadership of the McKendree Health Center in the areas of quality improvement and operational enhancement.

McKendree Village is a continuing care retirement community located on 42 acres in the Nashville suburb of Hermitage.  Founded in 1963, it is named for Bishop William McKendree, the first American born Bishop of the Methodist Church, who served Tennessee. In addition to the nursing care provided in the McKendree Health Center, McKendree Village offers assisted living services to residents in the 85-unit McKendree Manor, and independent senior care living in a 234-unit residential tower, and in 39 individually designed cottages.

“We are honored and excited to be selected by the McKendree board as the new manager of this faith-based provider who has been diligent in its care of the senior community for over 40 years,” Steve Flatt, NHC’s Senior Vice President for Development stated. “NHC is committed to work with the residents, staff, families, and the community to enhance the services offered at McKendree while maintaining the covenant relationship the Village enjoys with the United Methodist Church,” Flatt added.

NHC’s managerial and operational assistance over the last several weeks has been a vitally important resource to our Village,” said Luke Gregory, member of the McKendree Village, Inc., board of directors who has recently served as interim CEO for McKendree Village. “Their experience and support have helped us begin 2008 with a renewed commitment to our mission of providing quality retirement living and health care services for senior adults in a secure, Christian environment.”

NHC also manages Richland Place in Nashville which offers similar senior care services as those offered by McKendree.

NHC operates for itself and third parties 74 long-term health care centers with 9,262 beds.  NHC also operates 32 homecare programs, six independent living centers and assisted living centers at 22 locations.  NHC’s other services include managed care specialty medical units, Alzheimer’s units, hospice and a rehabilitation services company.  Additional information about NHC, including the company’s Form 10-K, annual report and press releases, is available on our website at www.NHCcare.com.

Statements in this press release that are not historical facts are forward-looking statements.  NHC cautions investors that any forward-looking statements made involve risks and uncertainties and are not guarantees of future performance.  All forward-looking statements represent NHC’s best judgment as of the date of this release.